UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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NATURAL HEALTH TRENDS CORP.

(Name of Registrant as Specified In Its Charter)

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NATURAL HEALTH TRENDS CORP.
2050 DIPLOMAT DRIVE
DALLAS, TEXAS 75234

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2007

To the Stockholders of Natural Health Trends Corp.:
     The 2007 annual meeting of stockholders of Natural Health Trends Corp. (the “Company”) will be held on June 25, 2007 at 2050 Diplomat Drive, Dallas, Texas 75234 at 9:00 a.m. local time (Central Daylight Time). At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:
1.	Election of three (3) directors to the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders; and

2.	Ratification of the appointment of Lane Gorman Trubitt, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.
     All holders of record of shares of the Company’s common stock at the close of business on April 27, 2007 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By Order Of The Board Of Directors,
/s/ Gary C. Wallace
April 30, 2007	Gary C. Wallace
Secretary

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO OUR TRANSFER AGENT. THIS PROXY STATEMENT AND PROXY CARD ARE BEING MAILED TO THE COMPANY’S STOCKHOLDERS ON OR ABOUT MAY 4, 2007.

Page
ABOUT THE MEETING	1

What is the purpose of the meeting?	1
Who is entitled to vote at the meeting?	1
What are the voting rights of the holders of the Company’s common stock?	1
Who can attend the meeting?	1
What constitutes a quorum?	1
How do I vote?	2
Can I revoke my proxy after I return it?	2
What are the Board of Directors’ recommendations?	2
What vote is required to approve each item?	2
What types of expenses will the Company incur?	3

STOCK OWNERSHIP	4

Who are the owners of the Company’s stock?	4
What is the status of Section 16(a) beneficial ownership reporting compliance?	6

GOVERNANCE OF THE COMPANY	7

Who are the current members of the Board of Directors?	7
Who is the Chairman of the Board of Directors?	7
Which directors are considered independent?	7
Why does Mr. Mason serve on the Audit Committee and Compensation Committee even though he is not considered independent under the Nasdaq Marketplace Rules?	8
How often did the Board of Directors meet during fiscal 2006?	9
What is the role of the Board of Directors’ committees?	9
How are directors compensated?	11
How do stockholders communicate with the Board of Directors?	11
Does the Company have a Code of Ethics?	11
Certain Relationships and Related Transactions—What related person transactions involved directors, executive officers or significant stockholders?	11
What are the Company’s policies and procedures relating to the review, approval or ratification of transactions with related persons?	15
Compensation Committee Interlocks and Insider Participation—did any member of the Compensation Committee in 2006 have certain relationships requiring disclosure?	15

EXECUTIVE OFFICERS	16

REPORT OF THE AUDIT COMMITTEE	17

COMPENSATION COMMITTEE REPORT	18

COMPENSATION DISCUSSION AND ANALYSIS	19

Introduction	19
Compensation Philosophy and Objectives	19

i

Page
Setting Executive Compensation	19
2006 Executive Compensation Components	21

COMPENSATION OF NAMED EXECUTIVE OFFICERS	24

Summary Compensation Table	24
Grants of Plan-Based Awards in 2006	25
Employment Agreements	25
Outstanding Equity Awards at December 31, 2006	27
Option Exercises and Stock Vested in 2006	27
Severance and Post Termination Payment Arrangements	28

COMPENSATION OF DIRECTORS	31

ITEM ONE: ELECTION OF DIRECTORS	32

Biographical Summaries of Nominees for the Board of Directors	32

ITEM TWO: APPOINTMENT OF LANE GORMAN TRUBITT, L.L.P. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR FISCAL YEAR ENDING DECEMBER 31, 2007	33

Reportable Event Occurring Prior to Change in Accountants	34
Audit and Other Professional Fees	36
Pre-approval Policies for Audit and Non-audit Services	36

COMPARISON OF CUMULATIVE TOTAL RETURN	36

OTHER MATTERS	38

ADDITIONAL INFORMATION	38

Stockholder Proposals for the 2008 Annual Meeting and Other Stockholder Communications	38
Annual Report	38

HOUSEHOLDING INFORMATION	38

ii

NATURAL HEALTH TRENDS CORP.
2050 Diplomat Drive, Dallas, Texas 75234
PROXY STATEMENT
     This proxy statement contains information related to the annual meeting of stockholders of Natural Health Trends Corp. (“the Company”) to be held on June 25, 2007, beginning at 9:00 a.m., at the Company’s executive offices, 2050 Diplomat Drive, Dallas, Texas 75234, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about May 4, 2007.
ABOUT THE MEETING
What is the purpose of the meeting?
     At the annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders included with this proxy statement, including the election of Directors, and ratification of the appointment of the Company’s independent registered public accounting firm.
Who is entitled to vote at the meeting?
     Only stockholders of record at the close of business on April 27, 2007, the record date for the meeting (the “Record Date”), are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
What are the voting rights of the holders of the Company’s common stock?
     Each outstanding share of the Company’s common stock will be entitled to one vote on each matter considered at the meeting. Cumulative voting in the election of directors is prohibited by the Company’s certificate of incorporation.
Who can attend the meeting?
     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock outstanding on the record date will constitute a quorum, permitting the stockholders to act upon the matters outlined in the Notice of Annual Meeting of Stockholders. As of the record date, 8,809,873 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 4,404,937 shares of common stock will be required to establish a quorum.
     Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.
How do I vote?
     If you complete and properly sign the accompanying form of proxy and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy in person.
Can I revoke my proxy after I return it?
     Proxies given by stockholders of record for use at the annual meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the annual meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the annual meeting on the day of the annual meeting or adjournment thereof, and upon either of such deposits the proxy is revoked.
What are the Board of Directors’ recommendations?
     Unless you give other instructions on your returned proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:
•	for election of the nominated slate of Directors (see Item One), and

•	for ratification of the appointment of Lane Gorman Trubitt, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 (see Item Two).
     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?
     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of Directors. A properly executed proxy marked “Withhold

Authority” with respect to the election of all Directors will not be voted with respect to the Directors, although it will be counted for purposes of determining whether there is a quorum.
     Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of Lane Gorman Trubitt, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 (Item Two), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item at the annual meeting will be required for approval. A properly executed proxy marked “Abstain” with respect to Item Two will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote for such Item.
     Broker non-votes will count in determining if a quorum is present at the annual meeting. A broker non-vote occurs if a broker or other nominee attending the annual meeting in person or submitting a proxy does not have discretionary authority to vote on a particular item and has not received voting instructions with respect to that item.
What types of expenses will the Company incur?
     The expense of preparing, printing and mailing this proxy statement and notice, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or facsimile transmission. The Company may elect to engage a proxy solicitation firm to solicit stockholders to vote or grant a proxy with respect to the proposals contained in this proxy statement. The Company will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

STOCK OWNERSHIP
Who are the owners of the Company’s stock?
     The following table shows the amount of the Company’s common stock beneficially owned (unless otherwise indicated) as of April 27, 2007 by (i) each stockholder we know is the beneficial owner of more than 5% of the Company’s common stock, (ii) each director or director nominee, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Compensation of Named Executive Officers” and (iv) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them.

	Amount and
	Nature of		Percent
	Beneficial		of
Name and Address of Beneficial Owner(1)	Ownership(2)		Class(2)
Chris Sharng	154,851	(3)	1.8%

Timothy S. Davidson	27,500	(4)	*

Gary C. Wallace	29,000	(5)	*

John Cavanaugh	477,868	(6)	5.3%

Stephanie S. Hayano
220 Morsehill Road
Millerton, NY 12546	0	(7)	*

Robert H. Hesse(8)
360 Thornton Road
Englewood, NJ 07631	6,984	(9)	*

Anthony B. Martino	37,500	(10)	*

Randall A. Mason	163,762	(11)	1.8%

Sir Brian Wolfson	108,628	(12)	1.2%

Mark D. Woodburn(13)
809 Dominion Drive
Southlake, TX 76092	544,501	(14)	6.2%

	Amount and
	Nature of		Percent
	Beneficial		of
Name and Address of Beneficial Owner(1)	Ownership(2)		Class(2)
Terry A. LaCore(15)
3105 Brookhollow Lane
Flower Mound, TX 75028	544,501	(16)	6.2%

Directors and Executive Officers As a Group (8 persons)	1,096,009	(17)	11.8%

*	Indicates beneficial ownership of less than 1%

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Natural Health Trends Corp., 2050 Diplomat Drive, Dallas, Texas 75234.

(2)	Any securities not outstanding that are subject to options or conversion privileges exercisable within 60 days of April 27, 2007 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person in accordance with Item 403 of Regulation S-K of the Securities Act 1933 and Rule 13(d)-3 of the Securities Exchange Act, and based upon 8,809,873 shares of common stock outstanding (excluding treasury shares) as of the April 27, 2007.

(3)	Includes (i) 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. Sharng, (ii) 37,483 shares of common stock issuable upon the exercise of options held by Mr. Sharng and (iii) 111,900 shares of restricted stock subject to vesting over a three-year period. Mr. Sharng shares voting and investment power over 1,500 of the shares with his wife.

(4)	Includes (i) 2,500 shares of common stock issuable upon exercise of options held by Mr. Davidson and (ii) 25,000 shares of restricted stock subject to vesting over a three-year period.

(5)	Includes (i) 4,000 shares of common stock issuable upon exercise of stock options held by Mr. Wallace and (ii) 25,000 shares of restricted stock subject to vesting over a three-year period.

(6)	Includes (i) 256,080 shares of common stock issuable upon the exercise of options held by Mr. Cavanaugh, (ii) 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. Cavanaugh and (iii) 99,400 shares of restricted stock subject to vesting over a three-year period.

(7)	Ms. Hayano is a former director of the Company and the former Chief Executive Officer of the Company.

(8)	Mr. Hesse is a former director of the Company and the former Interim Chief Executive Office of the Company, and therefore the shares beneficially owned by him are not included in “Directors and Executive Officers as a Group.”

(9)	Includes 1,984 shares of common stock issuable upon the exercise of warrants held by Mr. Hesse.

(10)	Includes 7,500 shares of common stock issuable upon exercise of stock options held by Mr. Martino.

(11)	Includes (i) 67,500 shares of common stock issuable upon the exercise of options held by Mr. Mason, (ii) 27,399 shares owned by Marden Rehabilitation Associates, Inc., an entity controlled by Mr. Mason, and (iii) 31,363 shares of common stock owned by Magco, Inc, an entity controlled by Mr. Mason.

(12)	Includes (i) 60,000 shares issuable upon the exercise of options held by Capital Development S.A, an entity controlled by Sir Brian Wolfson (“Capital Development”), (ii) 1,984 shares of common stock issuable upon the exercise of warrants held by Capital Development, (iii) 7,160 shares of common stock owned by Capital

Development, and (iv) 7,500 shares of common stock issuable upon the exercise of options held by Sir Brian Wolfson.

(13)	Mr. Woodburn is a former director and the former President and Secretary of the Company, and therefore the shares beneficially owned by him are not included in “Directors and Executive Officers as a Group.”

(14)	Mr. Woodburn has provided to the Company information regarding his beneficial ownership of shares of the Company’s common stock, which the Company believes to be accurate. The indicated figure includes (i) 1,984 shares of common stock held by the LaCore and Woodburn Partnership, a general partnership with respect to which Mr. Woodburn is a general partner, (ii) 1,984 shares of common stock issuable upon the exercise of warrants held by the LaCore and Woodburn Partnership, and (iii) 540,533 shares of common stock that are pledged by Mr. Woodburn to secure a note payable to the Company. See “Governance of the Company — Certain Relationships and Related Transactions.”

(15)	Mr. LaCore is a former director of the Company and the former Chief Executive Office of NHT Global, Inc., and therefore the shares beneficially owned by him are not included in “Directors and Executive Officers as a Group.”

(16)	Mr. LaCore has provided to the Company information regarding his beneficial ownership of shares of the Company’s common stock, which the Company believes to be accurate. The indicated figure includes (i) 1,984 shares of common stock held by the LaCore and Woodburn Partnership, a general partnership with respect to which Mr. LaCore is a general partner, (ii) 1,984 shares of common stock issuable upon the exercise of warrants held by the LaCore and Woodburn Partnership, and (iii) 540,533 shares of common stock that are pledged by Mr. LaCore to secure a note payable to the Company. See “Governance of the Company — Certain Relationships and Related Transactions.

(17)	Includes (i) 461,015 shares that may be acquired upon the exercise of outstanding options or warrants that currently are exercisable or will become exercisable within the next 60 days by our directors and executive officers and (ii) 345,700 shares of restricted stock subject to vesting over a three-year period that are beneficially owned by our executive officers.
What is the status of Section 16(a) beneficial ownership reporting compliance?
     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied, except the following:
     Mr. Mason filed a Form 3 late, and filed a Form 5 reporting two transactions late; Mr. Davidson filed a Form 5 reporting one transaction late; Mr. Terrence M. Morris, a former director, and Mr. Martino each filed one Form 3 late and filed one Form 5 reporting one transaction late; Mr. Wallace filed a Form 3 late; Mr. Cavanaugh filed one Form 5 reporting two transactions late; Mr. Colin J. O’Brien, a former director, filed one Form 4 reporting one transaction late; and Sir Brian Wolfson filed one Form 5 reporting five transactions late.

GOVERNANCE OF THE COMPANY
Who are the current members of the Board of Directors?
     The members of the Board of Directors on the date of this proxy statement and the committees of the Board of Directors on which they currently serve are identified below.

		Audit	Compensation	Nominating
Director	Age	Committee	Committee	Committee
Anthony B. Martino	65	C	M	—

Randall A. Mason	48	M	M	—

Sir Brian Wolfson	71	M	C	C

M = Member
C = Chair
     Following the resignation in February 2007 of three directors, the Board of Directors recently took action in accordance with the Company’s bylaws to decrease the size of the Board of Directors to three directors. The Company, through the Nominating Committee, is currently seeking additional director candidates and, subject to the evaluation and qualification of such candidates, expects in the near future following the annual meeting to enlarge the size of the Board of Directors and to elect one or more additional directors.
Who is the Chairman of the Board of Directors?
     On March 28, 2006, Sir Brian Wolfson resigned as Chairman of the Board of Directors for personal reasons and became Vice Chairman of the Board of Directors, and Mr. Mason was elected Chairman of the Board of Directors. The Chairman of the Board of Directors organizes the work of the Board of Directors and ensures that the Board of Directors has access to sufficient information to enable the Board of Directors to carry out its functions, including monitoring the Company’s performance and the performance of management. In carrying out this role, the Chairman, among other things, presides over all meetings of the Board of Directors and stockholders, including executive sessions of the Board of Directors in which management directors and other members of management do not participate, establishes the annual agenda of the Board of Directors and agendas of each meeting in consultation with the President and oversees the distribution of information to directors.
Which directors are considered independent?
     The Board of Directors has determined that Mr. Martino and Sir Brian Wolfson, nominees for re-election to the Board of Directors, are independent directors (as independence is defined in the Nasdaq Marketplace Rules). In assessing the independence of the directors, the Board of Directors determines whether or not any director has, or any time within the last three years has had, a relationship (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.
     In addition, during all or part of 2006 Stephanie S. Hayano, Robert H. Hesse, Terrence M. Morris and Colin J. O’Brien served as directors of the Company, although none of them continue to serve in such capacity. In accordance with the Nasdaq Marketplace Rules, the Board of Directors determined that Messrs. Morris and O’Brien were independent directors and, accordingly, Mr. Morris served on the Audit, Compensation and Nominating Committees and Mr. O’Brien served on the Audit and Compensation Committees. In light of Ms. Hayano’s service as Chief Executive Officer of the Company and Mr. Hesse’s service as Interim Chief Executive Officer of the Company, neither Ms. Hayano nor Mr. Hesse were determined to be independent directors of the Company.
Why does Mr. Mason serve on the Audit Committee and Compensation Committee even though he is not considered independent under the Nasdaq Marketplace Rules?
     As further described below under the caption “— Certain Relationships and Related Transactions...” between 2001 and 2005 approximately $2.4 million was paid by an independent distributor of the Company at the direction of Mark D. Woodburn and Terry L. LaCore (both of whom are former officers and directors of the Company) to an entity in which Mr. Mason is a minority shareholder. The funds were subsequently paid to an entity controlled by Messrs. Woodburn and LaCore at their direction. After an investigation by the Audit Committee, the Board of Directors of the Company concluded that Mr. Mason was unaware that these payments were directed by Messrs. Woodburn and LaCore to an entity that was partially owned by him until uncovered by the Audit Committee’s independent investigator, and that Mr. Mason was not involved in any misconduct and received no pecuniary benefit from the payments made by the independent distributor. Further, the Board of Directors determined that neither Mr. Mason’s relationship with the entity that received funds from the independent distributor nor any other relationship would interfere with his exercise of independent judgment in carrying out the responsibilities of a director of the Company. Therefore, Mr. Mason could also be considered an “independent director” under the Nasdaq Marketplace Rules, but for the fact that within the last three years the aforementioned payments were directed to an entity that is partially owned by him. Mr. Mason does qualify as an “independent director” under Rule 10A-3 and as a “non-employee director” under Rule 16b-3, as such rules are promulgated under the Securities Exchange Act of 1934, as amended.
     All members of the Audit Committee and Compensation Committee must be “independent,” as defined under the Nasdaq Marketplace Rules, provided that each such committee may include one director who is not independent if such director meets specified criteria and if the Board of Directors “under exceptional and limited circumstances” determines that such director’s membership on such committee is required by the best interests of the Company and its stockholders. On March 15, 2007, the Company’s Board of Directors determined that exceptional and limited circumstances existed and that it was in the best interests of the Company and its stockholders to appoint Mr. Mason to the Audit Committee and the Compensation Committee until one or more independent directors have been elected to the Board of Directors, qualified and appointed to the Audit Committee and the Compensation Committee, but in no event longer than two years from his appointment to these committees.
     In making its determination, the Board of Directors took into consideration the following: Mr. Mason was unaware that the payments in question were being made until an independent investigator commissioned by the Audit Committee chaired by Mr. Mason discovered the payments on November 10, 2006; the payments to the entity in which Mr. Mason owns a minority interest were immediately stopped upon their discovery and Messrs. Woodburn and LaCore were terminated as officers and directors of the Company; and Mr. Mason did not personally benefit from the payments in question. The Board of Directors also considered the experience that Mr. Mason brings as the chief executive officer of his own business and his knowledge of the Company and the industry. The Board of Directors also took into account the time it may take to identify and qualify suitable candidates for election as independent directors, as well as the immediate need of the Company to have a fully functioning Audit Committee and Compensation Committee.
How often did the Board of Directors meet during fiscal 2006?
     The Board of Directors met or acted by unanimous written consent a total of 23 times during the fiscal year ended December 31, 2006, and each director attended at least seventy-five percent (75%) of these meetings and the meetings of the committees of the Board of Directors on which such director served.
What is the role of the Board of Directors’ committees?
     The Board of Directors has standing Audit, Compensation and Nominating Committees, and during the first quarter of 2006 formed a Search Committee to search for a chief executive officer for the Company. In August 2006, following the appointment of Stephanie S. Hayano as the Company’s President and Chief Executive Officer, the Search Committee disbanded.
     Audit Committee. Anthony B. Martino serves as Chairman of the Audit Committee, and Mr. Mason and Sir Brian Wolfson also serve as members of the Audit Committee. The Board of Directors has determined that Mr. Martino and Sir Brian Wolfson are independent and satisfy the other criteria set forth in the Nasdaq Marketplace Rules, and that Mr. Martino, Mr. Mason and Sir Brian Wolfson meet the independence requirements contained in Exchange Act Rule 10A-3(b)(1). However, as described above, Mr. Mason is not deemed to be independent under Nasdaq Marketplace Rules. Finally, the Board of Directors has determined that Mr. Martino meets the SEC criteria of an “audit committee financial expert” and that both Mr. Mason and Sir Brian Wolfson meet the requirements of Nasdaq Marketplace Rule 4350 relating to financial oversight responsibility. In 2006, the Audit Committee met 17 times.
     The functions of the Audit Committee are set forth in the Audit Committee Charter as approved by the Board of Directors and as posted on our website at www.naturalhealthtrendscorp.com. In general, these responsibilities include meeting with the internal financial staff of the Company and the independent registered public accounting firm engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements, (iii) accounting policies and procedures and (iv) the internal controls employed by the Company.
     The Audit Committee is also directly and solely responsible for the appointment, retention, compensation, oversight and termination of the Company’s independent registered public accounting firm. In addition, the Audit Committee will also function as the Company’s Qualified Legal Compliance Committee (the “QLCC”). The purpose of a QLCC is to receive, retain and investigate reports made directly, or otherwise made known, of evidence of material violations of any United States federal or state law, including any breach of fiduciary duty by the Company, its officers, directors, employees or agents, and if the QLCC believes appropriate, to recommend courses of action to the Company.
     The Audit Committee’s findings and recommendations are reported to management and the Board of Directors for appropriate action.
     Compensation Committee. The Compensation Committee operates pursuant to a charter approved by the Board of Directors, a copy of which is posted on our website at www.naturalhealthtrendscorp.com. The primary functions of the Compensation Committee are described below under the caption “Compensation Discussion and Analysis.”
     Nominating Committee. The Nominating Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.naturalhealthtrendscorp.com. The sole member of the Nominating Committee is Sir Brian Wolfson, who is considered independent for purposes of the Nasdaq Marketplace Rules. The Nominating Committee considers and makes recommendations to the Board of Directors with respect to the size and composition of the Board of Directors and identifies potential candidates to serve as directors. The Nominating Committee identifies candidates to the Board of Directors by introduction from management, members of the Board of Directors, employees or other sources and stockholders that satisfy the Company’s policy regarding stockholder recommended candidates. The Nominating Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended by other sources. The Nominating Committee met once during 2006.
     Stockholders wishing to submit recommendations for the 2008 annual meeting should write to the General Counsel c/o Natural Health Trends Corp., 2050 Diplomat Drive, Dallas, Texas 75234. Any such stockholder must meet and evidence the minimum eligibility requirements specified in Exchange Act Rule 14a-8 and submit, within the same timeframe for submitting a stockholder proposal required by Rule 14a-8: (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) the written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director, and (iv) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors.
     In considering Board of Directors candidates, the Nominating Committee takes into consideration the Company’s Board Candidate Guidelines (as set forth in the charter of the

Nominating Committee), the Company’s policy regarding stockholder recommended director candidates, as set forth above, and all other factors that they deem appropriate, including, but not limited to, the individual’s character, education, experience, knowledge and skills.
     To date, the Nominating Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of the Company’s common stock.
How are directors compensated?
     Employee directors do not receive compensation for their services as directors. Information with respect to the compensation of the non-employee members of our Board of Directors is set forth below under the caption “Compensation of Directors.”
How do stockholders communicate with the Board of Directors?
     Stockholders or other interested parties wishing to communicate with the Board of Directors, the independent directors as a group, or any individual director may do so in writing by sending an e-mail to the attention of Randall A. Mason, Chairman of the Board of Directors, at chairman@nhtglobal.com. Accounting controls and other financial matters will be referred to our Audit Committee chairperson. Other matters will be referred to the Board of Directors, the independent directors, or individual directors as appropriate, provided that advertisements, solicitations for periodical or other subscriptions, and similar communications generally are not forwarded. Five of the six then serving members of the Board of Directors attended the Company’s 2006 annual meeting of stockholders.
Does the Company have a Code of Ethics?
     The Company has a Code of Business Conduct and a Code of Ethics for Senior Financial Officers (collectively, the “Codes”) that apply to our employees, officers (including our principal executive officer and principal financial officer) and directors. The Codes are intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable governmental laws, rules and regulations and honest and ethical conduct. The Codes cover all areas of professional conduct, including conflicts of interest, fair dealing, financial reporting and disclosure, protection of Company assets and confidentiality. Employees have an obligation to promptly report any known or suspected violation of the Codes without fear of retaliation. Waiver of any provision of the Codes for executive officers and directors may only be granted by the Board of Directors or one of its committees and any such waiver or modification of the Codes relating to such individuals will be disclosed by the Company.
Certain Relationships and Related Transactions—What related person transactions involved directors, executive officers or significant stockholders?
     Matters Relating to Messrs. Woodburn and LaCore. On November 10, 2005, an independent investigator retained by the Company’s Audit Committee learned that an entity controlled by Messrs. Woodburn and LaCore had received payments from an independent distributor of the Company’s products from 2001 through August 2005. The Company believes that Messrs. Woodburn and LaCore received from such distributor a total of approximately

$1.4 million and $1.1 million, respectively. The Company believes that the fees paid by the Company to the distributor were not in excess of the amounts due under the Company’s regular distributor compensation plan.
     Approximately $2.4 million of the funds paid by the distributor to Messrs. Woodburn and LaCore were paid at the direction of Messrs. Woodburn and LaCore to an entity that is partially owned by Mr. Woodburn’s father and Mr. Mason, the Chairman of the Company’s Board of Directors and former Chairman of the Company’s Audit Committee. The funds were subsequently paid to an entity controlled by Messrs. Woodburn and LaCore at their direction. Since payments had been directed into an entity that was partially owned by Mr. Mason, he could no longer be considered “independent” in accordance with the Nasdaq Marketplace Rules. Therefore, effective November 11, 2005, Mr. Mason resigned as Chairman and a member of the Company’s Audit Committee. After investigation by the Audit Committee, the Board of Directors of the Company concluded that Mr. Mason was unaware that these payments were directed by Messrs. Woodburn and LaCore to an entity partially owned by him until uncovered by the Audit Committee’s independent investigator on November 10, 2005, and that Mr. Mason was not involved in any misconduct and received no pecuniary benefit from the payments made by the independent distributor. Subsequently, on March 28, 2006, the Board of Directors appointed Mr. Mason as its Chairman.
     On November 14, 2005, in light of the information learned by the Company’s Audit Committee on November 10, 2005, the Company terminated the employment of each of Messrs. Woodburn and LaCore.
     In addition, a loan made by the Company under the direction of Mr. Woodburn in the aggregate principal amount of $256,000 in February 2004 was previously recorded as a loan to a third party. On November 10, 2005, the Audit Committee investigator learned that the Company actually loaned the funds to an entity owned and controlled by the parents of Mr. Woodburn. The loan was repaid in full, partially by an entity controlled by a third party and partially by an entity controlled by Mr. Woodburn in December 2004.
     On March 23, 2006, an independent investigator retained by the Audit Committee of the Board of Directors confirmed that affiliates of immediate family members of Mr. Woodburn had owned since 1998 equity interests in Aloe Commodities (“Aloe”), the largest manufacturer of the Company and the supplier of the Skindulgence® Line and LaVie™ products, representing approximately 5% of the outstanding shares of Aloe. The Company paid Aloe and certain of its affiliates approximately $9.9 million, $8.6 million, and $3.6 million during 2004, 2005 and 2006, respectively. At December 31, 2006, approximately $7,000 was due to Aloe and certain of its affiliates.
     On February 10, 2006, the Company entered into an escrow agreement (the “Escrow Agreement”) with Mark Woodburn and Terry LaCore, the LaCore and Woodburn Partnership, an affiliate of Messrs. Woodburn and LaCore, and Krage and Janvey LLP, as escrow agent (the “Agent”). Pursuant to the Escrow Agreement, (i) the Company issued and deposited with the Agent stock certificates in the name of the Agent representing an aggregate of 1,081,066 shares of the Company’s common stock (the “Escrowed Shares”) and (ii) Messrs. Woodburn and LaCore deposited with the Agent $1,206,000 in cash (the “Cash Deposit”). The Escrowed Shares are the shares of common stock issuable upon the cashless exercise of stock options issued in 2001 and 2002 to Mr. LaCore and the LaCore and Woodburn Partnership for 1,200,000 shares of common stock exercisable at $1.00 and $1.10 per share. The number of Escrowed Shares was based upon the closing price of the Company’s common stock on February 9, 2006 of $10.14 and the surrender of 118,934 option shares as payment of the aggregate exercise price of $1,206,000.
     The Escrowed Shares were issued to the Agent upon receipt from the Agent of an irrevocable proxy to the Company to vote the Escrowed Shares on matters presented at meetings of stockholders or written consents executed in lieu thereof. The parties also agreed that the Agent would hold the Escrowed Shares and the Cash Deposit until it received (i) joint written instructions from the Company, Messrs. Woodburn and LaCore, or (ii) a final non-appealable order from a court of competent jurisdiction.
     On October 31, 2006, the Company, Messrs. Woodburn and LaCore entered into several agreements (collectively, the “Settlement Agreements”), pursuant to which they resolved certain pending disputes among the parties relating to, among other things, payments to Messrs. Woodburn and LaCore from one of the Company’s distributors, as follows:
     (a) Under the main Settlement Agreement, (i) Messrs. Woodburn and LaCore made a non-recourse promise to repay the Company $2.5 million (the “Payment Amount”) no later than October 31, 2008, (ii) the Company agreed to release the Cash Deposit to Mr. LaCore and the Escrowed Shares to Messrs. Woodburn and LaCore (subject to the pledge described below), (iii) Mr. LaCore agreed to provide the Company with assistance for up to 10 hours per month with respect to network marketing, compensation plan adjustments and strategic planning assistance during the one-year period ending October 31, 2007, (iv) Messrs. Woodburn and LaCore agreed to certain restrictions on their activities, and (v) the parties agreed to enter into the other Settlement Agreements described below.
     (b) Messrs. Woodburn and Mr. LaCore signed a Non-Recourse Promissory Note to pay the Payment Amount plus interest at the rate of 6% per annum, secured by a pledge of the released Escrow Shares. At any time, Messrs. LaCore and Woodburn may elect to repay all or part of the Note by delivering a number of Pledged Shares based upon the Fair Market Value (as defined in the Note) of such shares. The Company may also elect at any time to have all or part of the Note repaid by requiring the surrender of a number of Pledged Shares having a Fair Market Value equal to the repayment amount. In no event shall Messrs. LaCore and/or Woodburn be obligated to repay an amount due under the Note in excess of the Fair Market Value of the Pledged Shares.
     (c) The Company and Mr. Woodburn entered into a Consulting Agreement, pursuant to which Mr. Woodburn agreed for a one-year period to assist the Company as a consultant with general administration, accounting, finance and strategic planning. Mr. Woodburn will be paid $17,000 per month plus reimbursement of bona fide business expenses approved in advance in writing by the Company. If Mr. Woodburn is terminated without Cause (as defined in the Consulting Agreement), he will be entitled to continue to receive his monthly retainer fee for the remainder of the term, unless he breaches the terms of his Restricted Activity Agreement (described below) or otherwise engages in a Competitive Activity (as defined in the Restricted

Activity Agreement). Mr. Woodburn is permitted to engage in certain consulting activities for third parties that will not constitute Cause under the Consulting Agreement.
     (d) The Company and Messrs. LaCore and Woodburn entered into a Voting Agreement covering all shares of Company capital stock beneficially owned by them or shares acquired by them during the three year period ending October 31, 2009. All of such shares shall be voted by the Company’s Board of Directors, or such third party that is reasonably acceptable to each of the Company, Messrs. LaCore and Woodburn.
     (e) Each of Messrs. LaCore and Woodburn signed a Restricted Activity and Proprietary Rights Assignment Agreements, pursuant to which they each agreed to keep confidential or competitively sensitive information confidential and to disclose and assign to the Company any Work Product (as defined in the agreements). During the one year period ending October 31, 2007, Mr. LaCore agreed not to directly or indirectly (i) recruit or solicit any company personnel or independent distributors, or (ii) perform any services for any independent distributor of the Company (the “Covenant Not to Interfere”). During the term of his Consulting Agreement with the Company and continuing through the one year period following the receipt of his last monthly consulting fee or severance payment, Mr. Woodburn has also agreed to the Covenant Not to Interfere. In addition, except for Permitted Consulting Arrangements (as hereinafter defined), during the one year period ending on October 31, 2007, Mr. Woodburn has agreed not to engage in any activity which competes with any substantial aspect or part of the Company’s business (or any affiliate thereof). “Permitted Consulting Arrangements” means any consulting or similar arrangement or agreement between Woodburn and any third party so long as Woodburn delivers to the Company not less than 10 business days prior to the commencement of service a written notice that describes the terms and conditions of the proposed consulting arrangement.
     (f) The Company, Messrs. LaCore and Woodburn entered into an Indemnification Agreement, pursuant to which each of Messrs. LaCore and Woodburn agreed as to his individual conduct to indemnify and hold harmless the Company and its affiliates for his conduct except for (i) Specified Conduct (as defined), and (ii) conduct for which Messrs. LaCore or Woodburn, as the case may be, is entitled to indemnification from the Company under the Company’s certificate of incorporation, by-laws and Delaware law.
     (g) The Company executed a limited release in favor of Messrs. LaCore and Woodburn with respect to all charges, claims, causes of action and demands related to their (i) directing, accepting, or permitting payments to or from certain positions in the Company’s distributor “tree” from January 1, 2001 through the date of the release, (ii) any related party transactions relating or pertaining to Messrs. LaCore or Woodburn that were previously disclosed in the Company’s public filings, and (iii) any disclosures made or omitted, if any, relating or pertaining to any of the foregoing conduct (collectively, the “Specified Conduct”).
     (h) Messrs. LaCore and Woodburn executed a general release in favor of the Company and its affiliates, including present and former stockholders, officers, directors, shareholders, employees, and representatives with respect to all charges, claims, causes of action and demands of any nature, known or unknown, which Messrs. LaCore or Woodburn had or may have in the future, except with respect to the Company’s obligations under the Settlement Agreements.
     In connection with the execution of the Settlement Agreements, the Company, Mr. LaCore, Mr. Woodburn, and the Escrow Agent terminated the Escrow Agreement.
     On March 21, 2007, the Company entered into a temporary week-to-week agreement with Mr. LaCore to administer certain distributor positions at the top of the Company’s distribution network “tree” and commissions accrued and payable to those positions for periods beginning on and after February 12, 2007. These are the same positions held by the distributor that indirectly made the payments to Messrs. Woodburn and LaCore that were discovered by the Audit Committee’s independent investigator on November 10, 2005 (discussed above). Under the temporary agreement, Mr. LaCore is expected to provide certain master distributor services and provide leadership and support to the Company’s other distributors, all of whom are “down-lines” of the positions being temporarily administered by Mr. LaCore. In return, the Company pays the commissions generated by these positions under the Company’s distributor compensation plan to Mr. LaCore, who in turn must pay some or all of the commissions to other distributors downline. The total amount of gross commissions that the Company will pay to Mr. LaCore for administration of these positions under this temporary arrangement is uncertain, as the amount of commissions varies from week to week. The amount of gross commissions paid to Mr. LaCore for temporary administration of these positions for the period beginning February 12, 2007 and ending April 16, 2007 was approximately $187,000. The Company is currently considering various longer term arrangements with Mr. LaCore.
What are the Company’s policies and procedures relating to the review, approval or ratification of transactions with related persons?
     Pursuant to the Charter of the Audit Committee, the Audit Committee has responsibility for the review and approval of all related party transactions, unless such responsibility is delegated to another committee of the Board of Directors consisting solely of independent directors. The Audit Committee has not developed written procedures relating to its review and approval of such transactions, nor has it identified standards to be applied by it in connection with its review and approval. The transactions described above that were a settlement of disputed claims to avoid litigation were approved by the Board of Directors.
Compensation Committee Interlocks and Insider Participation—did any member of the Compensation Committee in 2006 have certain relationships requiring disclosure?
     Terrence M. Morris and Colin J. O’Brien served on the Compensation Committee throughout 2006, but neither of such individuals continues to serve on the Company’s Board of Directors. No member of our Compensation Committee in 2006 is a current or former officer or employee of the Company or its subsidiaries or has had a relationship requiring disclosure by the Company under applicable federal securities regulations. No executive officer of the Company served as a director or as a member of the compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or compensation committee.

EXECUTIVE OFFICERS
     Certain information concerning executive officers of the Company is set forth below:

Name	Age	Position(s) with the Company
Chris Sharng	43	President

Timothy S. Davidson	36	Chief Financial Officer and Senior Vice President

Gary C. Wallace	50	General Counsel, Chief Ethics and Compliance Officer and Secretary

John Cavanaugh	46	President of MarketVision

Curtis Broome	47	Worldwide President of NHT Global
     Chris Sharng. Mr. Sharng has served as President of the Company since February 2007. He previously served as Executive Vice President and Chief Financial Officer of the Company from August 2004 to February 2007, although Mr. Sharng also performed the functions of the principal executive officer of the Company from April 2006 to August 2006. From March 2006 to August 2006, Mr. Sharng also served as a member of the Company’s Executive Management Committee, which was charged with managing the Company’s day-to-day operations while a search was conducted for a new chief executive officer for the Company. From March 2004 through July 2004, Mr. Sharng was the Chief Financial Officer of NorthPole Limited, a privately held Hong Kong-based manufacturer and distributor of outdoor recreational equipment. From October 2000 through February 2004, Mr. Sharng was the Senior Vice President and Chief Financial Officer of Ultrak Inc., which changed its name to American Building Control Inc. in 2002, a Texas-based, publicly traded company listed on NASDAQ that designed and manufactured security systems and products. From March 1989 through July 2000, Mr. Sharng worked at Mattel, Inc., most recently as the Vice President of International Finance.
     Timothy S. Davidson. Mr. Davidson has served as the Company’s Chief Financial Officer and Senior Vice President since February 2007. He previously served as the Company’s Chief Accounting Officer from September 2004 to February 2007. From February 2000 to February 2001, Mr. Davidson was Manager of Financial Reporting for a Dallas-based telecommunications company, IP Communications, Inc. From March 2001 to September 2004, Mr. Davidson was Corporate Controller for another telecommunications company, Celion Networks, Inc., located in Richardson, Texas. From December 1994 through January 2000, Mr. Davidson was employed by Arthur Andersen, LLP, most recently as an Audit Manager.
     Gary C. Wallace. Mr. Wallace has served as the Company’s General Counsel, Chief Ethics and Compliance Officer and Secretary since January 2006. Prior to that, Mr. Wallace was a shareholder in the Dallas, Texas law firm of de la Garza & Wallace, PC since March 2001. Mr. Wallace has practiced business and corporate law in Dallas, Texas since 1982.
     John Cavanaugh. Mr. Cavanaugh has been the Chief Executive Officer of MarketVision since its founding in 2000 and its President after its acquisition by the Company in March 2004. From March 2006 to August 2006, Mr. Cavanaugh also served as a member of the Company’s Executive Management Committee, which was charged with managing the Company’s day-to-day operations while a search was conducted for a new chief executive officer for the Company. From 1997 until 2000, Mr. Cavanaugh was the founder and CEO of WebWizard LLC, an internet application design company.
     Curtis Broome. Mr. Broome has served as the Worldwide President of NHT Global since March 2006. From March 2006 to August 2006 Mr. Broome also served as a member of the Company’s Executive Management Committee, which was charged with managing the Company’s day-to-day operations while a search was conducted for a new chief executive officer for the Company. Mr. Broome also served as President of another subsidiary of the Company, I Love My Pet, Inc., from June 2003 to April 2004. While with the Company, Mr. Broome also served as President-Greater China and Southeast Asia from April 2004 to March 2006 and is generally credited with bringing the Greater China market back on track for the Company from a difficult time in early 2004. From January 2002 until July 2003, Mr. Broome served as Executive Vice President and as President of another subsidiary of the Company, NHT Global, Inc. Mr. Broome has over 20 years of executive and entrepreneurial experience in network marketing, hospitality and on-line development businesses.
REPORT OF THE AUDIT COMMITTEE
The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report of the Audit Committee by reference therein.
     We have reviewed and discussed the consolidated financial statements of the Company to be set forth in the Company’s 2006 Annual Report to Stockholders and at Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 with management of the Company and Lane Gorman Trubitt, L.L.P. (“Lane Gorman”), the Company’s independent registered public accounting firm for 2006.
     We have discussed with Lane Gorman the matters to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit,” and Securities and Exchange Commission rules regarding auditor independence.
     We have received the written disclosures and the letter from Lane Gorman required by Independence Standards Board Standard No. 1, “Independent Discussions with Audit Committees” and have discussed with Lane Gorman that firm’s independence. The Audit

Committee has concluded that Lane Gorman’s services provided to the Company are compatible with Lane Gorman’s independence.
     Based on the review and discussions with management of the Company and Lane Gorman referred to above, we recommend to the Board of Directors that the Company publish the consolidated financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s 2006 Annual Report to Stockholders.
     It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Company’s independent registered public accounting firm with respect to such financial statements.
Members of the Audit Committee of the Board of Directors
Anthony B. Martino (Chairman)
Randall A. Mason
Sir Brian Wolfson
March 22, 2007
COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Compensation Committee Report by reference therein.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
Members of the Compensation Committee
Sir Brian Wolfson (Chairman)
Anthony B. Martino
Randall A. Mason

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
     In this section, we will provide an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement, under the heading “Compensation of Named Executive Officers,” we have included a series of tables containing specific information about the compensation earned or paid in 2006 to the individuals named in the Summary Compensation Table, whom we refer to as our named executive officers.
     The discussion below is intended to enhance an understanding of the detailed information provided in those tables and put that information into context within our overall compensation program.
Compensation Philosophy and Objectives
     We have a standing Compensation Committee of our Board of Directors. The Compensation Committee is charged with responsibility to oversee our compensation policies and programs, including developing compensation, providing oversight of the implementation of the policies, and specifically addressing the compensation of our executive officers, including the negotiation of their employment agreements. The members of our Compensation Committee serving throughout 2006 were Terrence M. Morris and Colin J. O’Brien, both of whom qualified as “independent directors” within the meaning of the Nasdaq Marketplace Rules. Neither of these individuals is currently serving on our Board of Directors.
     Our compensation programs, when taken in total, are intended to:
•	Attract and retain the highest quality executives;

•	Inspire and motivate executive officers to increase our performance;

•	Align executive officers’ financial interest with those of our long-term investors; and

•	Reward executive officers for exceptional individual contributions to the achievement of our objectives.
     We have built a compensation program that we believe ties compensation incentives to our growth and profitability objectives. Because we expect growth and profitability to enhance stockholder value, we believe our compensation program ties our employees’ and executives’ incentives to the best interests of our stockholders. Our compensation program is designed to reward our achievement of corporate goals.
Setting Executive Compensation
     In 2005, management conducted studies of peer companies, with an emphasis towards determining whether the named executive officers received an appropriate amount of cash and equity compensation. The conclusions of this study were updated and presented to the Compensation Committee, newly constituted at the end of 2005, which then in 2006 retained

Sibson Consulting, a division of the Segal Company (“Sibson”), to conduct a compensation survey and provide recommendations with respect to the compensation of the Company proposed new CEO and also that of our executive officers generally. Sibson has not performed any other work, other than continuing compensation consulting in 2007, for the Company. The data presented by management and by Sibson was reviewed for general comparative purposes to confirm that our compensation levels are not substantially different from norms of companies that are considered our peers, and informed the Compensation Committee’s judgment regarding appropriate compensation levels. However, no specific benchmarks from the data were considered dispositive or were used as the basis of a formulaic determination.
     Separately, management engaged Watson Wyatt & Company in 2005 to provide recommendations regarding 2006 compensation for our then Chief Accounting Officer, Timothy S. Davidson. We believe these recommendations were considered by the Compensation Committee when it determined the appropriateness of the compensation for Mr. Davidson for 2006.
     We have no pre-established policy or target for the allocation between either cash or equity-based or short-term and long-term incentive compensation. Rather, the Compensation Committee considered information provided by the compensation surveys and used its own judgment to determine the appropriate level and mix of each component of our executive compensation program.
     Based on the foregoing objectives, the Compensation Committee has approved or structured our annual cash incentive award program and long-term equity-based executive compensation to motivate executives to achieve the business goals set by us and to reward the executive for achieving such goals.
     According to the terms of the Compensation Committee’s charter, it approves the compensation for each person who is subject to the reporting requirements of Section 16 of the Exchange Act, is a direct report to our President, or has an annual base salary in excess of $100,000. Each award granted under our 2002 Stock Option Plan (the “2002 Option Plan”) was approved by the Compensation Committee. The terms of our 2007 Equity Incentive Plan, which was adopted in November 2006, provide that the Compensation Committee may delegate its authority to make awards under the plan, except awards to covered employees under Section 162(m), to our President and Chief Executive Officer, or other executive officer the Compensation Committee deems appropriate.
     Executive Employment Agreements. Compensation paid to each of our named executive officers in 2006 was paid pursuant to the terms of employment agreements between us and each officer. The agreements set the level of salary, certain perquisites, and broadly address the terms of their employment with us, including duties, compensation and benefits, termination, and the effect of termination. More details regarding the terms of the individual employment agreements are included under “Compensation of Named Executive Officers.”
     The Compensation Committee negotiated the employment agreements with each named executive officer at the time of hire, or reviewed and approved the employment agreements negotiated by authorized officers of the Company, and believes the terms and conditions included in the employment agreements are in our best interests and address the objective of attracting and motivating these officers to achieve performance goals consistent with our growth and profitability objectives.
2006 Executive Compensation Components
     For the fiscal year ended December 31, 2006, the principal components of compensation for our named executive officers were:
•	Base salary;

•	Cash incentive and bonus awards; and

•	Long term equity-based incentive awards.
     Base salary. Base salary is the fixed component of an employee’s annual cash compensation. We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives, and market data on compensation levels of peer companies in the industry. Base salary levels for 2006 were paid in accordance with the negotiated terms of each named executive officer’s employment agreement.
     Cash Incentive and Bonus Awards. The Compensation Committee adopted the Short Term Bonus Plan for our named executive officers and certain other of our employees. The Compensation Committee believes that the payment of annual cash incentive awards provides effective short-term incentives for the named executive officers and other employees and rewards the achievement of company-wide goals.
     Eligible employees may receive cash incentive awards upon our achievement of certain levels of revenue and operating profit derived from our budget as approved by the Board of Directors. In calculating the potential cash incentive award, 25% is based upon the level of revenues achieved and 75% is based upon the level of operating profit achieved. The formula is used to calculate a suggested bonus amount. The actual amount to be paid is based 75% on the results of the calculation described above and 25% upon the exercise of the Compensation Committee’s discretion.
     Each named executive officer has a potential to be paid a different percentage of his base salary at each of the performance levels. During 2006, maximum potential cash incentive awards were set as a percentage of each officer’s base salary as follows: (a) Mr. Sharng, 50%; (b) Mr. Davidson, 25%; (c) Mr. Wallace, 40%; and (d) Mr. Cavanaugh, 35%.
     In 2006, the Company did not achieve any of the financial targets established as part of the 2006 Short Term Bonus Plan evidencing the difficulty of meeting the targets due to management changes and regulatory changes in China. Therefore no awards were granted to the named executive officers under this plan. The Compensation Committee elected not to exercise its discretion to pay any awards under the Short Term Bonus Plan.
     For 2007, the Short Term Bonus Plan has been replaced by the 2007 Annual Incentive Plan approved by stockholders at our November 2006 annual meeting.
     As described above, we have entered into employment agreements with each of our named executive officers. Pursuant to the terms of our employment agreement with Stephanie Hayano, the Compensation Committee agreed to pay her a signing cash bonus and then a guaranteed cash bonus for 2006. In addition, we paid a discretionary cash bonus to John Cavanaugh in 2006. The Compensation Committee also agreed to pay a cash bonus to Robert H. Hesse as part of the settlement agreement related to his severance from the Company, as more fully described below.
     Long-Term Equity-Based Incentive Awards. Long-term equity-based incentive awards are designed to align the interests of our named executive officers with the long-term interests of our stockholders. Equity-based awards also encourage our named executive officers to focus on our long-term performance. The 2002 Option Plan authorizes the granting of stock options, but not the granting of shares of restricted stock or other forms of equity awards.
     Ms. Hayano received stock options in 2006 pursuant to the terms of her employment agreement. Mr. Davidson received stock options that were approved by the Compensation Committee. Mr. Wallace received stock options within the range set forth in his employment agreement, as approved by the Compensation Committee. Messrs. Hesse, Sharng and Cavanaugh did not receive any stock options in 2006.
     We do not have stock ownership guidelines for our named executive officers.
     At our annual meeting of stockholders held in November 2006, our stockholders approved the adoption of the 2007 Equity Incentive Plan, which replaces the 2002 Option Plan. No awards were granted under the 2007 Equity Incentive Plan in 2006.
     Savings Plan. All U.S. employees are eligible to participate in our qualified 401(k) plan, the NHTC 401K plan. The NHTC 401K plan allows employees to contribute up to 90% of their salary subject to the IRS annual maximum. We fully match employee contributions up to 3% of their eligible compensation, and match at a 50% rate their contributions of up to an additional 3% of their eligible compensation. Employees are vested immediately in their 401(k) contribution as well as the company matching contribution.
     Perquisites and Other Benefits. We provided certain perquisites to our named executive officers pursuant to the terms of their employment agreements.
     The terms of Ms. Hayano’s employment agreement provided for a temporary living allowance equal to $5,000 per month and reimbursement of automobile rental expenses and costs incurred by her in connection with her travel to and from the Dallas area. These payments were available from July 31, 2006 until the earlier of her relocation to the Dallas area or January 31, 2007.

     The terms of Mr. Hesse’s employment contract provided for the reimbursement of rent for an apartment during the term of the agreement, as Mr. Hesse’s permanent residence was located outside of the Dallas area.
     At this time, we do not offer a pension plan or a deferred compensation plan. Our executive officers receive standard benefits consistent with other employees for health and dental insurance.
     Stock Option Granting Policies. Historically, we have granted stock options on an as-needed basis at regularly scheduled Compensation Committee meetings. We do not have a formal policy regarding the dates on which stock options are granted. We have not set the grant date of our stock options to our executives, including new executives, in coordination with the release of material nonpublic information, and the Compensation Committee has not delegated to any other person any aspect of the administration of the 2002 Option Plan. The exercise price of stock options is the closing price on the date the grant is awarded.
     Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly-held companies for certain compensation paid to our Chief Executive Officer and four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.
     In designing our compensation programs, the Compensation Committee did not consider the effect of Section 162(m). We intend to take appropriate actions, to the extent we believe desirable, to preserve the deductibility of short-term incentive and long-term performance awards.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
     The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal year ended December 31, 2006.

				Option	All Other
		Salary	Bonus	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($)[1]	($)		($)

Chris Sharng Chief Financial Officer (currently President)	2006	$250,000	$—	$139,427	$9,900	[2]	$399,327

Timothy S. Davidson Chief Accounting Officer (currently Chief Financial Officer)	2006	160,000	—	16,601	7,635	[2]	184,236

Gary C. Wallace General Counsel	2006	175,846	—	22,116	—		197,962

John Cavanaugh President of MarketVision	2006	193,462	89,200	17,025	9,900	[2]	309,587

Stephanie S. Hayano Former Chief Executive Officer and President	2006	126,923	92,500 [3]	37,804 [4]	41,448	[5]	298,675

Robert H. Hesse Former Interim Chief Executive Officer	2006	180,000	150,000	—	44,485	[6]	374,485

[1]	The amounts appearing in the Option Awards column represent the SFAS No. 123(R) compensation expense recognized during fiscal 2006. See Note 8 in the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

[2]	Represents employer matching contributions under the Company’s defined contribution plan.

[3]	Includes a $30,000 signing bonus and a $62,500 guaranteed bonus for fiscal 2006.

[4]	Because Ms. Hayano’s employment with us terminated before any of these options vested, they were all forfeited.

[5]	Includes a housing allowance of $27,500 and personal travel expenses of $13,948 during her employment.

[6]	Includes travel and transportation-related expenses totaling $15,793, rent expense of $8,978, furnishings of $8,258, and other personal living expenses, including clothing, food, and utilities.

Grants of Plan-Based Awards in 2006
     The following table sets forth certain information with respect to plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2006.

					All Other
					Option
					Awards:
		Estimated Future Payouts Under			Number of	Exercise or	Grant Date
		Non-Equity Incentive Plan			Securities	Base Price of	Fair Value
		Awards(1)			Underlying	Option	of Stock
	Grant	Threshold	Target	Maximum	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)	($/Sh)	Awards

Chris Sharng		$62,500	$100,000	$137,500

Timothy S. Davidson		24,000	32,000	40,000
	11/17/06				7,500	$1.80	$9,013
Gary C. Wallace		36,000	54,000	72,000
	02/23/06				12,000	9.39	72,379
John Cavanaugh		313,673	52,788	73,903
Stephanie S. Hayano		105,000	150,000	195,000
	07/31/06				150,000	2.79	272,187
Robert H. Hesse		150,000	225,000	300,000

[1]	See Compensation Discussion and Analysis regarding the Company’s 2006 Short Term Bonus Plan.
Employment Agreements
     The compensation we paid to our named executive officers in 2006 was paid pursuant to the terms of various employment agreements, the terms of which are summarized below. On April 23, 2007, we entered into new employment agreements with Messrs. Sharng, Davidson and Wallace. The compensation provisions of these agreements did not impact 2006 compensation, and therefore they are not summarized below. However, the terms regarding severance payments due in the event of termination under the terms of the new agreements are described under “Severance and Post Termination Payment Arrangements.”
     Chris Sharng. We entered into an employment agreement with Chris Sharng as our Executive Vice President and Chief Financial Officer in August 2004. The agreement terminates on December 31, 2007, subject to earlier termination under certain circumstances. The agreement provides that Mr. Sharng’s base salary will be $250,000 in 2006. Mr. Sharng was granted an option to purchase 34,124 of our shares at an exercise price of $11.40 per share. The agreement also makes Mr. Sharng eligible for our Short Term Cash Bonus Plan. If the Company’s minimum target were achieved, Mr. Sharng would receive a bonus equal to 25% of his base salary, and if the maximum target were achieved, Mr. Sharng would be entitled to a bonus equal to 50% of his base salary.
     Timothy S. Davidson. We entered into an employment agreement with Timothy S. Davidson as our Chief Accounting Officer in September 2004. The agreement provides for a base salary of $160,000. Mr. Davidson is eligible to participate in the Short Term Bonus Plan. Mr. Davidson was not initially awarded any stock options.

     Gary C. Wallace. We entered into an employment agreement with Gary Wallace in December 2005. The agreement provides that Mr. Wallace’s base salary will be $180,000 annually, and that he is eligible for a bonus of 20 to 40% of his base salary. The agreement also provides that management recommend to the Compensation Committee an annual grant of options to purchase 12,000 of our common shares to vest over a three year period.
     John Cavanaugh. In connection with our acquisition of MarketVision Communications Corporation (“MarketVision”) in March 2004, we entered into an employment agreement with John Cavanaugh for a term of three years. On December 8, 2006, we, MarketVision and Mr. Cavanaugh entered into a new employment agreement that replaced and superseded the previous agreement in its entirety. The new agreement has a three year term and provides that Mr. Cavanaugh will continue to serve as President of MarketVision. The employment agreement provides Mr. Cavanaugh with a retention bonus of $89,200 along with an annual salary of $205,000 through December 31, 2006. Commencing on January 1, 2007 and on each January 1st thereafter during the term of the agreement, Mr. Cavanaugh’s salary will increase by 3% if his performance is satisfactory.
     Stephanie S. Hayano. Under our original agreement with Ms. Hayano, we agreed to pay Ms. Hayano an annual base salary of $300,000 plus an annual bonus equal to 50% of her base salary if certain of our annual performance goals are achieved. For fiscal 2006, the Compensation Committee agreed to pay Ms. Hayano a guaranteed cash bonus equal to $62,500 and a signing bonus equal to $30,000. In addition, we agreed to pay a temporary living allowance equal to $5,000 per month through January 31, 2007, or until she relocated to the Dallas metropolitan area, whichever is sooner. Ms. Hayano was also granted options to purchase 150,000 shares of our common stock at an exercise price of $2.79 per share. The options were to vest in equal annual installments over a three year period commencing on July 31, 2007 and expire on July 31, 2011. Because of Ms. Hayano’s severance from the Company, these options never vested.
     Effective February 21, 2007, Ms. Hayano resigned as our President and Chief Executive Officer and as a member of our Board of Directors. In exchange for a general release of all claims against us, we agreed to (a) continue to pay Ms. Hayano’s salary for a period of 12 months, less any amounts paid, due or promised to her as compensation from third parties during that period and pay her health insurance premiums in the amount of $8,627, (b) pay her the $62,500 guaranteed cash bonus for fiscal year 2006 due to her under the employment agreement with us, and (c) give her a release of claims arising from or related to facts within the knowledge of our Board of Directors, executive management, or general counsel.
     Robert H. Hesse. On March 10, 2006, we entered into a letter agreement with Robert H. Hesse, our then interim chief executive officer and a member of the Board of Directors. Pursuant to the letter agreement, Mr. Hesse agreed to continue acting as our interim chief executive officer. In addition to continuing his base pay of $2,000 per day, the Compensation Committee agreed to pay Mr. Hesse a retention bonus equal to $300,000, of which $150,000 was due and payable upon the execution of the letter agreement and $150,000 was due within 5 days after satisfactory completion of Mr. Hesse’s term as interim chief executive officer. In accordance with the terms of Mr. Hesse’s completion of his assignment with us on March 28, 2006, we only paid a total of $150,000 as a retention bonus.

     Post termination benefits payable pursuant to the employment agreements are described below under “Severance and Post Termination Payment Arrangements.”
Outstanding Equity Awards at December 31, 2006
     The following table discloses information regarding outstanding awards under the Company’s 2002 Stock Plan as of December 31, 2006.

		Option Awards
	Number of
	Securities	Number of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options		Option Exercise	Option
Name	(#) Exercisable	(#) Unexercisable		Price ($)	Expiration Date

Chris Sharng	23,318	10,806	[1]	$11.40	06/23/14
	5,000	10,000	[2]	10.01	10/31/10
	4,167	8,333	[3]	10.50	11/25/10
Timothy S. Davidson	2,500	5,000	[2]	10.01	10/31/10
	—	7,500	[4]	1.80	11/17/11
Gary C. Wallace	—	12,000	[5]	9.39	02/23/11
John Cavanaugh	253,580	—		18.11	03/31/11
	2,500	5,000	[3]	10.50	11/25/10
Stephanie S. Hayano	—	150,000	[6]	2.79	07/31/11
Robert H. Hesse	—	—		—	—

[1]	833 shares vest monthly.

[2]	One-third of options vest annually over a three year period commencing 10/31/05.

[3]	One-third of options vest annually over a three year period commencing 11/25/05.

[4]	One-third of options vest annually over a three year period commencing 11/17/06.

[5]	One-third of options vest annually over a three year period commencing 02/23/06.

[6]	One-third of options vest annually over a three year period commencing 07/31/06. Because Ms. Hayano’s employment with us has terminated, none of these options will vest.
Option Exercises and Stock Vested in 2006

Option Awards
Number of
Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Chris Sharng	—	$—
Timothy S. Davidson	—	—
Gary C. Wallace	—	—
John Cavanaugh	—	—
Stephanie S. Hayano	—	—
Robert H. Hesse	5,000	36,900

Severance and Post Termination Payment Arrangements
     We have entered into employment agreements with each of our named executive officers. Under certain of these agreements, we are required to provide compensation to these officers in the event we terminate the executive’s employment. Details for each named executive officer are set forth below.
     Chris Sharng. Our current employment agreement with Mr. Sharng that was entered into on April 23, 2007 provides that if Mr. Sharng’s employment with us is terminated voluntarily by him for “good reason” that has not been cured by us within 30 days of such notice, or is terminated by us without cause, other than in connection with a change of control, then Mr. Sharng will be entitled to the continuation of the payment of his salary, plus health and medical insurance coverage for a period of up to one year following the termination date, or until the earlier date upon which he becomes engaged in any “competitive activity” or breaches the terms of his Non-Competition Agreement with us. If such a termination had occurred on December 31, 2006, and assuming that he received severance payments for the entire one year period, we would have been obligated to pay him $250,000, plus an additional $14,336 in benefits.
     If Mr. Sharng’s employment with us is terminated by us without cause during the period commencing on the date that is 30 days prior to a change of control through and including a date that is 18 months following the change of control, he is entitled to the continuation of the payment of his salary, plus health and medical insurance coverage for a period of up to two years, plus health and medical insurance coverage for the same two year period following the termination date. If such a termination had occurred on December 31, 2006, we would have been obligated to pay him $500,000, plus an additional $28,671 in benefits. This payment is due in a lump sum 30 days after the termination date.
     In order to be entitled to receive the severance amount in either of the above scenarios, Mr. Sharng must execute a full general release of all claims against us and our affiliates.
     A “change of control” is defined as:
     (i) When any “person” as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended, and as used in Section 13(d) and 14(d) thereof including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (ii) when, during any period of 24 consecutive months, the individuals who, at the beginning of such period constituted the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24 month period) or through the operation of this provision; or (iii) the occurrence of a transaction requiring stockholder approval under applicable state law for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise; provided however, that none of the foregoing shall constitute a change of control if such transaction, event or occurrence is approved by, or consented to, by Mr. Sharng.
     Mr. Sharng will be subject to a covenant not to compete for six months following his termination.
     Timothy S. Davidson. Our current employment agreement with Mr. Davidson that was entered into on April 23, 2007 provides severance payments under the same termination scenarios and for the same time periods as payments are provided to Mr. Sharng. If Mr. Davidson had been terminated by us without cause, other than in connection with a change of control, or if he terminated his employment with us for “good reason” on December 31, 2006, and assuming that he received severance payments for the entire one year period, we would have been obligated to pay him $160,000, plus an additional $14,336 in benefits.
     If Mr. Davidson’s employment with us had been terminated by us without cause in connection with a change of control transaction on December 31, 2006, we would have been obligated to pay him $320,000, plus an additional $28,671 in benefits. This payment is due in a lump sum 30 days after the termination date.
     In order to be entitled to receive the severance amount in either of the above scenarios, Mr. Davidson must execute a full general release of all claims against us and our affiliates. Mr. Davidson will be subject to a covenant not to compete six months following his termination.
     Gary C. Wallace. Our current employment agreement with Mr. Wallace that was entered into on April 23, 2007 provides severance payments under the same termination scenarios and for the same time periods as payments are provided to Mr. Sharng. If Mr. Wallace had been terminated by us without cause, other than in connection with a change of control, or if he terminated his employment with us for “good reason” on December 31, 2006, and assuming that he received severance payments for the entire one year period, we would have been obligated to pay him $180,000, plus an additional $14,336 in benefits.
     If Mr. Wallace’s employment with us had been terminated by us without cause in connection with a change of control transaction on December 31, 2006, we would have been obligated to pay him $360,000, plus an additional $28,671 in benefits. This payment is due in a lump sum 30 days after the termination date.
     In order to be entitled to receive the severance amount in either of the above scenarios, Mr. Wallace must execute a full general release of all claims against us and our affiliates. Mr. Wallace will be subject to a covenant not to compete for six months following his termination.
     John Cavanaugh. Our employment agreement with Mr. Cavanaugh provides that if his employment with us is terminated without “cause” or terminated voluntarily by him for “good reason,” he is entitled to the continuation of the payment of his salary, plus health and medical insurance coverage for a period of up to two years following the termination date, or until the earlier date upon which he becomes engaged in any “competitive activity” or breaches the terms of his Non-Competition Agreement with us. If such a termination had occurred on December 31, 2006, and assuming that he received severance payments for the entire two year period, we would have been obligated to pay him $422,300, plus an additional $37,512 in benefits.
     If Mr. Cavanaugh’s employment with us is terminated by us without cause or by him for “good reason” during the period commencing on the date that is 30 days prior to a change of control through and including the date that is 18 months following a change of control, he is entitled to the continuation of the payment of his salary, plus health and medical insurance coverage for a period of up to three years following the termination date, or until the earlier date upon which he becomes engaged in any competitive activity or breaches the terms of his Non-Competition Agreement with us. If such a termination had occurred on December 31, 2006, and assuming that he received severance payments for the entire three year period, we would have been obligated to pay him $615,000, plus an additional $56,268 in benefits.
     Stephanie S. Hayano. Under our employment agreement with Ms. Hayano, if she had relocated permanently to Dallas, she would have been entitled to certain severance payments. If she had relocated and her employment with us were terminated without “cause” or terminated voluntarily by her for “good reason,” she would have been entitled to the continuation of the payment of her salary, plus health and medical insurance coverage for a period of up to two years following the termination date, or until the earlier date upon which she became engaged in any “competitive activity” or breached the terms of her Non-Competition Agreement with us. If such a termination had occurred on December 31, 2006, Ms. Hayano would have been entitled to no payments from us, because she had not relocated to the Dallas area by such date.
     If Ms. Hayano had relocated to the Dallas area, and her employment with us had been terminated without “cause” or by her for “good reason” during the period commencing on the date that is 30 days prior to a change of control through and including the date that is 18 months following a change of control, she would have been entitled to the continuation of the payment of her salary, plus health and medical insurance coverage for a period of up to three years following the termination date, or until the earlier date upon which she became engaged in any “competitive activity” or breached the terms of her Non-Competition Agreement with us. If such a termination had occurred on December 31, 2006, Ms. Hayano would have been entitled to no payments from us, because she had not relocated to the Dallas area by such date.
     For a description of the payments we made to Ms. Hayano upon the actual termination of her employment, please see “— Employment Agreements.”
     Robert H. Hesse. Our employment agreement with Mr. Hesse did not include any provisions for payments after the termination of his provision of services to us, as he was retained specifically as an interim chief executive officer.
     In addition to the terms described above, under the terms of the 2002 Option Plan, all outstanding options will vest upon a change of control, such that if a change of control had occurred on December 31, 2006, then each officer would have had the following awards vested:

Mr. Sharng – 29,139 shares; Mr. Davidson – 12,500 shares; Mr. Wallace – 12,000 shares; and Mr. Cavanaugh – 5,000 shares.
     Estimated amounts for benefits for each of the named executive officers do not take into account any increase in benefits that may be implemented by the insurance company.
COMPENSATION OF DIRECTORS
2006 Director Compensation
     The following table discloses compensation information of members serving on the Company’s Board of Directors in 2006:

	Fees Earned or
	Paid in	Option
	Cash	Awards		Total
Name	($)	($)[1]		($)

Sir Brian Wolfson	$50,000	$751	[2]	$50,751
Randall A. Mason	64,000	751	[2]	64,751
Anthony B. Martino	64,000	751	[3]	64,751
Terrence M. Morris	75,000	751	[3]	75,751
Colin J. O’Brien	40,000	751	[3]	40,751

[1]	The amounts appearing in the Option Awards column represent the SFAS No. 123(R) compensation expense recognized during fiscal 2006. The grant date fair value of the option awards granted in 2006 is $18,027 for each director. See Note 8 in the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for the assumptions used in calculating the grant date fair value.

[2]	The number of option awards outstanding held by each of Sir Brian Wolfson and Mr. Mason, was 82,500 shares as of December 31, 2006.

[3]	The number of option awards outstanding held by each of Messrs. Martino, Morris and O’Brien was 22,500 shares as of December 31, 2006.
     Employee directors do not receive compensation for their services as directors. Each non-employee member of our Board of Directors receives a cash retainer, plus the reimbursement of their respective out-of-pocket expenses incurred in connection with the performance of their duties as directors. The awards granted in 2006 were discretionary and vest one-third each year for three years, starting on November 17, 2007. The cash retainer in 2006 was payable to each director monthly, with each of Messrs. Martino, Morris and O’Brien receiving a monthly retainer of $3,333, Sir Brian Wolfson receiving a monthly retainer of $4,167 and Mr. Mason receiving a monthly retainer of $5,333. Mr. Martino received an additional payment of $2,000 per month for services rendered as Chairman of the Audit Committee. Mr. Morris also received an additional payment of 4,000 per month for acting as the Board of Directors’ liaison to the Executive Management Committee from March 28, 2006 to July 31, 2006.

ITEM ONE
ELECTION OF DIRECTORS
     Under the Company’s bylaws, the number of directors shall not be less than 3 nor more than 11, with the exact number fixed from time to time by action of the stockholders or of the directors. The Company’s Board of Directors presently consists of three (3) directors whose term expires at the annual meeting. Officers are elected annually by and serve at the discretion of the Board of Directors.
     The Company, through the Nominating Committee, is currently seeking additional director candidates and, subject to the evaluation and qualification of such candidates, expects in the near future following the annual meeting to enlarge the size of the Board of Directors and to elect one or more additional directors. However, this process of identification, evaluation and qualification of additional director candidates is ongoing, so at this time the Nominating Committee of the Board of Directors has recommended, and the Board of Directors has nominated, only the three (3) nominees set forth below for election at the upcoming annual meeting to serve as directors until the following annual meeting of the Company’s stockholders or until successors are duly elected and qualified. The three (3) nominees set forth below are the sole nominees submitted for consideration at the annual meeting of stockholders.
     Biographical summaries of the three (3) persons who have been nominated to stand for election at the annual meeting are provided below for your information. The Board of Directors recommends that these persons be elected at the annual meeting to serve until the next annual meeting of stockholders. Proxies will be voted for the election of the three (3) nominees listed below as directors of the Company unless otherwise specified on the proxy. A plurality of the votes cast by holders of Common Stock present in person or represented by proxy at the annual meeting will be necessary to elect the directors listed below. If, for any reason, any of the nominees shall be unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the annual meeting. Stockholders may withhold authority from voting for one or more nominees by marking the appropriate boxes on the enclosed proxy card. Withheld votes shall be counted separately and shall be used for purposes of calculating whether a quorum is present at the meeting.
Biographical Summaries of Nominees for the Board of Directors
     Randall A. Mason. Mr. Mason has been a director of the Company since May 2003 and has served as Chairman of the Board of Directors since March 2006. Mr. Mason has served as Chief Executive Officer of Marden Rehabilitation Associates, Inc. since 1989. Marden Rehabilitation Associates, Inc. is a private, closely held regional ancillary healthcare services provider in the states of Ohio, W. Virginia, and Pennsylvania.
     Anthony B. Martino. Mr. Martino has served as a director of the Company since December 2005. Mr. Martino retired from Lumsden & McCormick LLP, a certified public accounting firm after 25 years as partner, and had previously been with Price Waterhouse & Co. He is currently Chairman of the Board of Hunterview LLC, a private investment company. Appointed by the Governor of New York State, he currently serves as Chairman of the Audit Committee of the Dormitory Authority of the State of New York.
     Sir Brian Wolfson. Sir Brian Wolfson has served as Vice Chairman of the Board of Directors since March 2006, and served as Chairman of the Board of Directors from May 2003 to March 2006 and from 1998 to 2000. Sir Brian Wolfson served as Chairman of the Board of Wembley PLC from 1986 to 1995. He was a director of Fruit of the Loom, Inc. from 1992 until 2002, while serving as the Chairman of the Board from 2000 until 2002. Currently, Sir Brian Wolfson is a director of Kepner-Tregoe, Inc., a global consulting and training services firm, and Scientific Games Corporation, a Nasdaq listed company that provides services, systems, and products to the lottery industry.
The Board of Directors recommends that stockholders vote “FOR” each of the persons nominated by the Board of Directors. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees and AGAINST any other nominees.
ITEM TWO
APPOINTMENT OF LANE GORMAN TRUBITT, L.L.P. AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR FISCAL
YEAR ENDING DECEMBER 31, 2007
     The Company changed its independent registered public accounting firm as of September 7, 2006 from BDO Seidman, LLP(“BDO”) to Lane Gorman Trubitt, L.L.P. (“Lane Gorman”). In July 2006, the Audit Committee of the Company’s Board of Directors issued a request for proposals to four (4) independent registered public accounting firms, including BDO. On September 7, 2006, the Audit Committee with the approval of the Company’s Board of Directors selected Lane Gorman as its independent registered public accounting firm.
     The Audit Committee has appointed Lane Gorman as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of Lane Gorman are expected to be present at the annual meeting to respond to questions and to make a statement should they so desire.
     The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for the ratification of the appointment of Lane Gorman as the Company’s independent registered public accounting firm. The Audit Committee is directly responsible for the appointment and retention of the Company’s independent registered public accounting firm. Although ratification by stockholders is not required by the Company’s organizational documents or applicable law, the Audit Committee has determined that requesting ratification by stockholders of its appointment of Lane Gorman as the Company’s independent registered public accounting firm is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Lane Gorman, but may still determine to retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Reportable Event Occurring Prior to Change in Accountants
     The reports of BDO on the combined consolidated financial statements of the Company for the Company’s fiscal years ended December 31, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. However, the opinion did contain an emphasis of a matter.
     During the Company’s fiscal years ended December 31, 2005 and 2004, and through September 7, 2006, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference thereto in its reports on the Company’s financial statements for such years.
     There were no “reportable events” described in Item 304(a)(1)(v) of Regulation S-K (“Regulation S-K”) during the Company’s fiscal years ended December 31, 2005 and 2004, and through September 7, 2006, except for the existence of certain previously reported material weaknesses in the Company’s internal control over financial reporting which are described below.
     A material weakness is a control deficiency or a combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. In connection with BDO’s audits of the Company’s consolidated financial statements for the fiscal year ended December 31, 2005, the following material weaknesses in our internal control over financial reporting were reported in our 2005 Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on May 8, 2006:
     • We did not maintain an effective control environment because (1) we lack an effective anti-fraud program to detect and prevent fraud, for example, relating to the previous top two executive officers of the Company, Mark Woodburn and Terry LaCore, in terms of (i) conflicts of interests related to executive officers, especially their financial dealings with independent distributors and other vendors, and (ii) proper supervision of the executives conduct separating their executive duties from personal financial interests outside the Company, (2) we failed to perform background checks consistently on personnel being placed into positions of responsibility, (3) an adequate tone was not set from the top as control measures in place were ignored by the previous top two executives and the importance of controls was not properly emphasized and communicated throughout the Company and (4) we did not effectively address the control deficiencies noted in the fiscal year 2004 external audit;
     • We did not maintain effective monitoring controls over financial reporting because (1) our policies regarding review, supervision and monitoring of our accounting operations throughout the Company were not fully designed, in place, or operating effectively and (2) we do not have an internal audit function;
     • We did not maintain effective control over period-end financial close and reporting because (1) we lacked sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of GAAP commensurate with our financial reporting requirements to prepare, review and approve account reconciliations and supporting schedules, and (2) our legacy accounting systems do not facilitate the appropriate review and approval over the recording of journal entries to ensure the accuracy and completeness of the journal entries recorded;
     • We did not maintain effective controls over the disbursement function since we (1) lacked adequate segregation of duties and (2) lacked appropriate review, approval, and supporting documentation;
     • We did not maintain effective controls over the payroll function since we (1) lacked adequate segregation of duties and (2) lacked appropriate review, approval, and supporting documentation;
     • We did not maintain effective controls over the inventory function since we (1) did not maintain restricted access to the inventory detail schedule used to support the general ledger balances and (2) used the periodic inventory system and performed monthly inventory counts using physical inventory count sheets lacking reviewer documentation;
     • We lacked documentation with respect to certain related party transactions, subsidiary operations and expense reimbursement procedures. In addition, sufficient policies regarding loans to employees and third parties had not been adopted or implemented, and policies related to independent distributor relationships were inadequate;
     • We lacked timely resolution of identified accounting and legal issues, and as a result, did not timely complete period-end financial statements and reporting; and
     • We do not have all material contracts in writing and approved by all parties.
     The Audit Committee of the Company’s Board of Directors discussed the material weaknesses described above with BDO, and the Company has authorized BDO to respond fully to the inquiries of its successor independent registered public accounting firm, Lane Gorman, concerning the subject matter of the material weaknesses described above.
     BDO has furnished a letter addressed to the Securities and Exchange Commission (the “SEC”) stating that BDO agrees with the statements made by the Company set forth above.
     On September 7, 2006, the Audit Committee of the Company’s Board of Directors engaged Lane Gorman as the Company’s new independent registered public accounting firm. The Company did not consult with Lane Gorman on any matter described in Item 304(a)(2) of Regulation S-K during the Company’s fiscal years ended December 31, 2004 and 2005, and through September 7, 2006.
     As noted in detail under the caption “Item 9A. Controls and Procedures” of the Company’s Form 10-K for the year ended December 31, 2006, the Company has instituted, and will continue to institute, internal control improvements. The implementation of some of these improvements has already had the effect of eliminating most of the material weaknesses identified above, although some material weaknesses continue to exist.

Audit and Other Professional Fees
     During the fiscal years ended December 31, 2005 and 2006, approximate fees billed to the Company for services provided by BDO and Lane Gorman were as follows:
     Audit Fees. Fees billed to the Company by BDO for the audit of our annual financial statements and review of our quarterly financial statements for the year ended December 31, 2005 totaled approximately $1,753,000. Fees billed to the Company by Lane Gorman for the audit of our annual financial statements and review of our quarterly financial statements for the year ended December 31, 2006 totaled approximately $353,000.
     Audit-Related Fees. No audit-related fees were billed to the Company by BDO or Lane Gorman for services rendered during the years ended December 31, 2005 and 2006, respectively.
     Tax Fees. The aggregate fees billed to the Company by BDO for services rendered in connection with tax compliance, planning and advice during the year ended December 31, 2005 totaled approximately $330,000. No fees were billed to the Company by Lane Gorman for services rendered in connection with tax compliance, planning and advice during the year ended December 31, 2006.
     All Other Fees. There were no fees billed by BDO or Lane Gorman for services other than audit fees or tax fees during the years ended December 31, 2005 and 2006, respectively.
Pre-approval Policies and Procedures for Audit and Non-audit Services
     Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. All audit and permitted non-audit services performed by BDO and Lane Gorman during 2005 and 2006 were pre-approved.
The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Lane Gorman Trubitt, L.L.P. as independent registered public accountants for the Company for the fiscal year ending December 31, 2007. Unless marked to the contrary, proxies received from stockholders will be voted in favor of the ratification of the appointment of Lane Gorman Trubitt, L.L.P. as independent registered public accountants for the Company for the fiscal year ending December 31, 2007.
COMPARISON OF CUMULATIVE TOTAL RETURN
     The following graph compares the performance of the Company’s common stock with the performance of the Nasdaq Stock Market (U.S. and Foreign) (“the Nasdaq Index”) and a peer group index over the five-year period extending through the fiscal year ending December 31, 2006. The graph assumes that $100 was invested on December 31, 2001 in the Company’s common stock, the Nasdaq Index and the peer group index and that all dividends, as applicable, were reinvested.
     The peer group index is a self-determined group of companies and consists of companies engaged in the direct selling business that were selected by the Company. These peer group companies are: AMS Health Sciences Inc., Mannatech Inc., Herbalife Ltd., Nu Skin Enterprises Inc., Reliv International Inc., and USANA Health Sciences Inc.

Comparison of Five—Year Cumulative Total Returns
Performance Graph for
Natural Health Trends Corp.
Produced on 04/16/2007 including data to 12/29/2006
Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.                                                                                                                ©Copyright 2007

OTHER MATTERS
     At the date of this proxy statement, the Company has no knowledge of any business other than that described above that will be presented at the annual meeting. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
ADDITIONAL INFORMATION
Stockholder Proposals for the 2008 Annual Meeting and Other Stockholder Communications
     If any stockholder wishes to present a proposal for inclusion in the 2008 proxy materials to be solicited by the Company’s Board of Directors with respect to the 2008 annual meeting of stockholders, that proposal must be presented to the Company’s General Counsel prior to December 31, 2007. Stockholder communications to the Board of Directors, including any such communications relating to director nominees, may also be addressed to the Company’s General Counsel at the Company’s address. The Board of Directors believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Company’s General Counsel will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board of Directors or the appropriate committee upon receipt.
     If a stockholder is permitted to present a proposal at the 2008 annual meeting of stockholders but the proposal was not included in the 2008 proxy materials, the Company believes that its proxy holders would have the discretionary authority granted by the proxy card (as permitted under SEC rules) to vote on the proposal if the proposal was received after the date that is 45 calendar days prior to the anniversary of the mailing of this proxy statement.
Annual Report
     Our Annual Report to Stockholders, which includes our consolidated financial statements as of and for the year ended December 31, 2006, is being mailed to you along with this proxy statement. Upon the written or oral request by any stockholder, the Company undertakes to deliver, without charge to the requesting stockholder, a copy of our Annual Report on Form 10-K. Requests should be directed to the Company’s General Counsel at 2050 Diplomat Drive, Dallas, Texas 75234.
HOUSEHOLDING INFORMATION
     Unless the Company has received contrary instructions, the Company may send a single copy of its annual report to stockholders (including this proxy statement and notice of annual meeting) to any household at which two or more stockholders reside if the Company believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the Company’s expenses. However, if stockholders prefer to receive multiple sets of the Company’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of the Company’s disclosure documents, the stockholders should follow these instructions:
     If the shares are registered in the name of the stockholder, the stockholder should contact the Company at its offices at 2050 Diplomat Drive, Dallas, Texas 75234, Attention: General Counsel, or by telephone at 972-241-4080, to inform the Company of their request. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

By Order of the Board of Directors,

/s/ Gary C. Wallace
NATURAL HEALTH TRENDS CORP.
April 30, 2007	Gary C. Wallace
Secretary

NATURAL HEALTH TRENDS CORP.
PROXY
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING TO BE HELD ON JUNE 25, 2007
The undersigned hereby appoints Chris Sharng or Gary C. Wallace, and each of them, jointly and severally, as the undersigned’s proxy or proxies, with full power of substitution, to vote all shares of common stock of Natural Health Trends Corp. (the “Company”) which the undersigned is entitled to vote at the annual meeting of the common stockholders to be held at 2050 Diplomat Drive, Dallas, Texas 75234 on June 25, 2007 at 9:00 a.m., Dallas, Texas time, and any postponements or adjournments thereof, as fully as the undersigned could if personally present, upon the Items set forth below, revoking any proxy or proxies heretofore given.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES IN ITEM 1 AND FOR ITEM 2 AND IN THE DISCRETION OF THE PROXY HOLDER WITH RESPECT TO ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.
(Continued, and to be marked, dated and signed, on the other side.)
▲ FOLD AND DETACH HERE ▲

The board of directors recommend a vote FOR Items 1 and 2	Please mark your votes as indicated in this example.	X
1.	The election of the following three directors to hold office until the next annual meeting of the Company’s stockholders and until their respective successors shall have been duly elected and qualified.
☐ FOR ALL NOMINEES (except for the names struck out below) ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
(Randall A. Mason, Anthony B. Martino and Sir Brian Wolfson)
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.
2.	The ratification of Lane Gorman Trubitt, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.
FOR ☐ AGAINST ☐ ABSTAIN ☐
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Date /

Signature

Signature, If Jointly Held

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.
FOLD AND DETACH HERE AND READ THE REVERSE SIDE